Exhibit (a)(5)


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                                                        PRESS RELEASE
                                                        FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

August 31, 1998

         Offer for Units of Limited Partnership Interest of Oxford Residential Properties I Limited Partnership extended through September 30, 1998.

         MacKenzie Patterson Special Fund, L.P.; MacKenzie Specified Income Fund, L.P.; MacKenzie Fund VI, L.P.; Previously Owned Partnerships Income Fund II, L.P.; MP Income Fund 12, LLC; MP Income Fund 14, LLC; Cal-Kan, Inc.; Moraga Gold, LLC; and Steven Gold (the "Bidders") have extended the expiration date for their tender offer to purchase up to 2,430 Assignee Units of limited partnership interest of Oxford Residential Properties I Limited Partnership through September 30, 1998.

         As of August 31, 1998 a total of 95 Units had been tendered to the bidders by security holders and not withdrawn.

         For further information, contact Christine Simpson at the above telephone number.